  Exhibit 99.1

March 27, 2020

Dear Summit Healthcare REIT, Inc. Shareholder:

It is our pleasure to provide you with an update on Summit Healthcare REIT, Inc. (“we” or the “REIT” or “Summit”). If you are receiving this letter by regular mail, enclosed is a statement of your account as of December 31, 2019 and our Annual Report on Form 10-K for the year ended December 31, 2019. If you have elected to receive correspondence from us by email, your statement is available on the investor web portal on our website - www.summithealthcarereit.com, and you will receive the Annual Report on Form 10-K via regular mail.

CORONAVIRUS (COVID-19) UPDATE

As the novel coronavirus (COVID-19) global health issue continues to evolve, Summit has taken the threat of the rapidly spreading virus very seriously. As of March 17, all Summit employees have been working remotely. The week prior to this, we worked diligently with our IT department to confirm that our employees had the necessary technology and access to make this transition as seamless as possible.

Additionally, based on conversations with our operators, they believe that they have the policies and protocols in place regarding COVID-19 to mitigate potential exposure to their facilities. Measures they are taking to prevent the spread of the virus include, but are not limited to, restricting all visitors except when a current health state (i.e. end-of-life care) is in question, monitoring employees for symptoms and exposure risk, placing hand sanitizer and masks in the front entrances along with a sign listing the symptoms of the virus, and educating staff on frequent handwashing and additional preventive measures. Some operators are restricting new admissions while others are considering the temporary increase of bed capacity with appropriate settings and clinical programming to accommodate patients released from the hospital who test negative for COVID-19. During these unprecedented times, based on available information, we believe that our operators are taking prudent precautionary measures in their ongoing efforts to protect the health of their residents and employees from this deadly virus; however, it is impossible to predict the effect and ultimate impact of the COVID-19 pandemic on our business and results of operations as the situation is rapidly evolving. Please review our Form 10-K for additional information regarding the risks of this unprecedented pandemic.

ANNUAL REPORT ON FORM 10-K AND SHARE VALUE

On March 25, 2020 we filed our Annual Report on Form 10-K for the year ended December 31, 2019 with the Securities and Exchange Commission (“SEC”). The estimated per share value as of December 31, 2019, as stated in the Form 10-K, is $2.82. This represents a $0.01 decrease from the previous year’s estimated value of $2.83. Please review our Form 10-K for important information regarding this estimate.

2019 YEAR IN REVIEW

We summarize 2019 as a year of many accomplishments and milestones. In addition to issuing our first cash distribution since 2010 of $0.0651 per share in January, Summit launched its new and improved company website (www.summithealthcarereit.com) in November. Summit’s most significant milestone in 2019 was the acquisition of its largest portfolio to date, with a new joint venture partner, consisting of 14 skilled nursing/assisted living facilities in Indiana with a total of 1,133 licensed beds for $125 million. This transaction increased the estimated market value of Summit’s total assets under management to approximately $480 million with a book value of approximately $436 million as of December 31, 2019. Summit currently has ownership interests in 57 senior housing facilities totaling 5,339 beds across 14 states as follows: 100% ownership of three properties, a 95% interest in four properties, a 35% interest in two properties, a 20% interest in two properties, a 15% interest in 14 properties and a 10% interest in 32 properties. We continue to endeavor to raise institutional third-party capital to make acquisitions that we believe are accretive to shareholder value, as well as consider other potential strategic options that we believe would be in the best interests of our shareholders.

CASH FLOW FROM OPERATIONS AND FUNDS FROM OPERATIONS (“FFO”)

Net cash provided by operating activities was $835,000 for the year ended December 31, 2019 compared to $2.1 million for the year ended December 31, 2018. FFO per share was $0.11 for the year ended December 31, 2019 compared to $0.14 for the same period last year. As stated in the previous quarter, the decrease in both cash flow from operations and FFO for the year ended December 31, 2019 was primarily due to the sale of our four North Carolina properties in February 2019 combined with an increase in general and administrative expenses. FFO is a non-GAAP supplemental financial measure that is widely recognized as a measure of REIT operating performance. We compute FFO in accordance with the definition outlined by the National Association of Real Estate Investment Trusts. For further discussion on cash flows and FFO, please refer to the Form 10-K for the year ending December 31, 2019.

SUMMIT COO & CFO WINS 2020 LIFETIME ACHIEVEMENT AWARD

We are excited to announce that Elizabeth A. Pagliarini, our Chief Operating Officer and Chief Financial Officer, was awarded the Lifetime Achievement Award at the 2020 Orange County Business Journal's CFO of the Year Awards.  The winners were recognized in five major categories: Outstanding CFO of a Public Company, Outstanding CFO of a Private Company, Outstanding CFO of a Not-for-Profit Organization, Rising Star and Lifetime Achievement for outstanding performance as a corporate steward for the preceding year.  Among 70 financial professionals nominated, Ms. Pagliarini was recognized for her illustrious career and outstanding record of accomplishments and achievements spanning the last three decades.

LITIGATION UPDATE

As we reported in prior investor update letters, the judge signed and entered the order on March 14, 2019 granting us terminating sanctions which dismissed the complaint against us by Cornerstone Realty Advisors (“CRA”) and Cornerstone Ventures Inc. (“CVI”) with prejudice and awarded Summit monetary sanctions in the amount of $588,671 due to the plaintiffs’ discovery abuse. On May 21, 2019, CRA and CVI filed a notice of appeal from the Judgment. Summit subsequently filed a notice of cross-appeal from the Judgment on June 3, 2019. On July 9, 2019, the California Court of Appeal, Fourth District dismissed CRA and CVI’s appeal with prejudice. The Company’s appeals against CRA, CVI and their counsel Winget Spadafora & Schwartzberg are still currently pending before the Court of Appeal, Fourth District.  We will continue to vigorously pursue the sanctions awarded us and will keep you posted on our progress.

FREQUENTLY ASKED QUESTIONS

As mentioned in our previous quarterly letters, we will continue to answer questions that are frequently asked by our shareholders and their representatives. Below is this quarter’s FAQ and our response.

Why did my 2019 1099-DIV statement show a capital gain distribution and not an ordinary dividend?

Summit investors received a $0.0651/share distribution on January 31, 2019.  In 2019 the Company sold four of our North Carolina properties resulting in a capital gain for federal tax purposes.  As a result of this transaction, your 2019 distribution is classified as a capital gain for federal dividend reporting purposes.  If you have any other questions, please contact your tax advisor.

Please review all of our filings with the SEC for more information. If you have any questions, please contact your financial advisor, our investor services and transfer agent team at Computershare at (888) 522-1771, or our Senior Vice President, Chris Kavanagh, at (949) 535-1988. As always, thank you for your continued confidence and support.

Sincerely,

Elizabeth A. Pagliarini

Chief Operating Officer & Chief Financial Officer

This letter contains forward-looking statements relating to the business and financial outlook of Summit Healthcare REIT, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the Summit Healthcare REIT, Inc.’s quarterly report for the periods ended March 31, 2019, June 30, 2019, September 30, 2019, and annual report on Form 10-K for the year ended December 31, 2019. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.